Exhibit 99.1

Company Contact:	Investor Relations Contact:
Barbara M. Lilley	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Phone: 978-883-5102	Email: brett@haydenir.com
Email: lilleyb@ranor.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports First Quarter 2024 Financial Results

High customer confidence drives strong backlog

Westminster, MA – August 21, 2023– TechPrecision Corporation (NASDAQ: TPCS) (“TechPrecision” or “the Company”), an industry-leading manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the defense and precision industrial sectors, today reported financial results for the first quarter of fiscal year 2024.

“Customer confidence remains high, driving a strong backlog increase. Total consolidated backlog is at a strong $46.3 million as of June 30, 2023. First quarter consolidated net sales were $7.4 million, or 4% higher when compared to $7.1 million in fiscal 2023 first quarter,” stated Alexander Shen, TechPrecision’s Chief Executive Officer.

“On a consolidated basis, we had a net loss of $527,000. Our Stadco subsidiary reported strong revenue growth with net sales of $3.0 million or 26% higher than the same period a year ago. Stadco gross profit improved, reporting a loss of $588,000 versus a loss of $1.023 million from the same period a year ago, an improvement of $435,000.Ranor reported net sales of $4.5 million or a 5% decrease from the first quarter of fiscal 2023.”

“First quarter net sales for Stadco compared favorably with the same period a year ago,” Mr. Shen continued. “Our losses have narrowed year over year. With continued revenue growth, we expect gradual improvement in gross profit and gross margin. We expect to deliver our strong backlog of $46.3 million over the course of the next one to three fiscal years with revenue growth and gross margin expansion.”

The following summary compares the three months ended June 30, 2023 to the same prior year period:

Consolidated Financial Results - Fiscal 2024 Three Months Ended June 30, 2023

•	Net sales were $7.4 million, an increase of 4% when compared to the same period in fiscal 2023. Net sales at Stadco increased by 26% on a more favorable project mix. Ranor net sales decreased by 5% year over year with a less favorable project mix.
•	Cost of sales were $6.7 million, or 7% higher, due primarily to higher manufacturing costs at Ranor, due to a less favorable project mix.
•	Gross profit was $0.7 million, or 15% lower when compared to the same period last year. Gross profit decreased at Ranor on a less favorable project mix. Losses at Stadco narrowed year over year on improved overall margins on projects, partially offset by increased underabsorbed factory overhead.
•	SG&A was $1.3 million, a decrease of $0.1 million, primarily due to cost reductions at Stadco.
•	Operating loss increased by approximately $22,000 when compared to the same period a year ago.
•	Net loss per share was $ 0.06.

Financial Position

On June 30, 2023, TechPrecision had $0.3 million in cash and cash equivalents, a decrease since March 31, 2023. Working capital was $4.9 million at June 30, 2023 compared to $5.6 million at March 31, 2023 as the Company borrowed more under its revolving line of credit. Total debt at June 30, 2023 and March 31, 2023 was $7.6 million and $6.1 million, respectively.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc. and Stadco, manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: defense, aerospace, nuclear, medical, and precision industrial. TechPrecision's goal is to be an end-to-end service provider to its customers by furnishing customized solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company's website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary companies. All statements other than statements of current or historical fact contained in this press release, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “prospects,” “will,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from: our reliance on individual purchase orders, rather than long-term contracts, to generate revenue; our ability to balance the composition of our revenues and effectively control operating expenses; external factors that may be outside our control, including health emergencies, like epidemics or pandemics, the Russia- Ukraine conflict, price inflation, interest rate increases and supply chain inefficiencies; the availability of appropriate financing facilities impacting our operations, financial condition and/or liquidity; our ability to receive contract awards through competitive bidding processes; our ability to maintain standards to enable us to manufacture products to exacting specifications; our ability to enter new markets for our services; our reliance on a small number of customers for a significant percentage of our business; competitive pressures in the markets we serve; changes in the availability or cost of raw materials and energy for our production facilities; restrictions in our ability to operate our business due to our outstanding indebtedness; government regulations and requirements; pricing and business development difficulties; changes in government spending on national defense; our ability to make acquisitions and successfully integrate those acquisitions with our business; our failure to maintain effective internal controls over financial reporting; general industry and market conditions and growth rates; and other risks discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors.

-- Tables Follow –

TECHPRECISION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	March 31,
	2023	2023
ASSETS
Current assets:
Cash and cash equivalents	$271,918	$534,474
Accounts receivable, net	2,965,696	2,336,481
Contract assets	8,651,343	8,947,811
Raw materials	1,635,748	1,692,852
Work-in-process	816,702	719,736
Other current assets	324,457	348,983
Total current assets	14,665,864	14,580,337
Property, plant and equipment, net	15,376,726	13,914,024
Right of use asset, net	5,492,504	5,660,938
Deferred income taxes	2,077,616	1,931,186
Other noncurrent assets, net	121,256	121,256
Total assets	$37,733,966	$36,207,741
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$743,933	$2,224,320
Accrued expenses	2,552,449	2,533,185
Contract liabilities	2,853,695	2,333,591
Current portion of long-term lease liability	715,707	711,727
Current portion of long-term debt, net	2,865,387	1,218,162
Total current liabilities	9,731,171	9,020,985
Long-term debt, net	4,603,255	4,749,139
Long-term lease liability	4,963,082	5,143,974
Other noncurrent liability	4,369,762	2,699,492
Total liabilities	23,667,270	21,613,590
Stockholders’ Equity:
Common stock - par value $.0001 per share, shares authorized: 50,000,000; Shares issued and outstanding: June 30, 2023 and March 31, 2023 – 8,613,408	861	861
Additional paid in capital	14,949,729	14,949,729
Accumulated deficit	(883,894)	(356,439)
Total stockholders’ equity	14,066,696	14,594,151
Total liabilities and stockholders’ equity	$37,733,966	$36,207,741

TECHPRECISION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended June 30,
	2023	2022
Net sales	$7,371,240	$7,076,357
Cost of sales	6,677,091	6,259,139
Gross profit	694,149	817,218
Selling, general and administrative	1,273,949	1,375,227
Loss from operations	(579,800)	(558,009)
Other income (expense), net	1	(33,225)
Interest expense	(94,086)	(83,645)
Total other income (expense), net	(94,085)	(116,870)
Loss before income taxes	(673,885)	(674,879)
Income tax benefit	(146,430)	(173,714)
Net loss	$(527,455)	$(501,165)
Net loss per share – basic	$(0.06)	$(0.06)
Net loss per share – diluted	$(0.06)	$(0.06)
Weighted average number of shares outstanding – basic	8,613,408	8,576,863
Weighted average number of shares outstanding – diluted	8,613,408	8,576,863

TECHPRECISION CORPORATION

 NET SALES, COST OF SALES, GROSS PROFIT BY SEGMENT (UNAUDITED)

	June 30, 2023		June 30, 2022		Changes
(dollars in thousands)	Amount	Percent of Net sales	Amount	Percent of Net sales	Amount	Percent
Net sales
Ranor	$4,499	61%	$4,726	67%	$(227)	(5)%
Stadco	2,967	40%	2,350	33%	617	26%
Intersegment elimination	(95)	(1)%	--	--%	(95)	nm %
Consolidated Net sales	$7,371	100%	$7,076	100%	$295	4%
Cost of sales
Ranor	$3,122	43%	$2,886	41%	$236	8%
Stadco	3,555	48%	3,373	48%	182	5%
Consolidated Cost of sales	$6,677	91%	$6,259	89%	$418	7%
Gross profit
Ranor	$1,282	17%	$1,840	26%	$(558)	(30)%
Stadco	(588)	(8)%	(1,023)	(14)%	435	43%
Consolidated Gross profit	$694	9%	$817	12%	$(123)	(15)%

nm – not meaningful

TECHPRECISION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(527,455)	$(501,165)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	559,735	585,361
Amortization of debt issue costs	18,761	13,399
Stock based compensation expense	--	52,107
Change in contract loss provision	16,170	18,402
Deferred income taxes	(146,430)	(173,714)
Change in fair value for contingent consideration	--	(33,474)
Changes in operating assets and liabilities:
Accounts receivable	(629,215)	501,882
Contract assets	296,468	(452,411)
Work-in-process and raw materials	(39,861)	(665,192)
Other current assets	24,526	693,394
Accounts payable	(1,480,387)	481,208
Accrued expenses	(167,629)	(85,348)
Contract liabilities	520,104	21,083
Other noncurrent liabilities	1,670,270	993,203
Net cash provided by operating activities	115,057	1,448,735
CASH FLOWS FROM INVESTING ACTIVITIES:
Fixed asset deposit	--	(559,000)
Purchases of property, plant, and equipment	(1,854,002)	(203,981)
Net cash used in investing activities	(1,854,002)	(762,981)
CASH FLOWS FROM FINANCING ACTIVITIES:
Debt issue costs	--	(6,268)
Revolver loan payments and borrowings, net	1,630,000	(987,002)
Payments of principal for leases	(6,191)	(16,860)
Repayments of long-term debt	(147,420)	(154,125)
Net cash provided by (used in) financing activities	1,476,389	(1,164,255)
Net decrease in cash and cash equivalents	(262,556)	(478,501)
Cash and cash equivalents, beginning of period	534,474	1,052,139
Cash and cash equivalents, end of period	$271,918	$573,638

TECHPRECISION CORPORATION

SUPPLEMENTAL INFORMATION

Reconciliation of EBITDA to Net Loss

(UNAUDITED)

The following table provides a reconciliation of EBITDA to net loss, the most directly comparable U.S. GAAP measure reported in our condensed consolidated financial statements for the following periods:

	June 30,	June 30,	Change
(Dollars in thousands)	2023	2022	Amount
Net loss	$(527)	$(501)	$(26)
Income tax benefit	(146)	(174)	28
Interest expense (1)	94	84	10
Depreciation and amortization	560	585	(25)
EBITDA	$(19)	$(6)	$(13)

(1)	Includes amortization of debt issue costs.

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